                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses constituting part of this Registration Statement on Form S-3 of our report dated January 31, 2000 appearing on page F-2 of Anchor National Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 1999. We consent to the incorporation by reference in the Variable Annuity Account Five (Portion Relating to the Seasons Variable Annuity) Prospectus of our report dated June 19, 2000 relating to the financial statements of Variable Annuity Account Five (Portion Relating to the Seasons Variable Annuity). We also consent to the reference to us under the heading "Independent Accountants" in such Prospectuses.



PricewaterhouseCoopers LLP
Woodland Hills, California
December 19, 2000